Exhibit 99

FOR RELEASE 6:00 AM EDT, TUESDAY, JULY 11, 2006

Contact:	Robert S. Tissue, Sr. Vice President & CFO
Telephone:	(304) 530-0552
Email:	rtissue@SummitFGI.com

SUMMIT FINANCIAL GROUP, INC. REPORTS REDUCTION IN MORTGAGE ORIGINATION REVENUE; EXPECTS Q2 2006 EPS TO RANGE BETWEEN $0.36 AND $0.37

MOOREFIELD, W.Va.--(BUSINESS WIRE)—July 11, 2006—Summit Financial Group, Inc. (NASDAQ: SMMF) today announced that it’s mortgage origination unit, Summit Mortgage, experienced a 16.4% decline in mortgage origination revenue in second quarter 2006 compared to the same period in 2005, as a result of similar reductions in the levels of mortgage originations. Mortgage origination revenue for the quarter ended June 30, 2006 was $5.9 million compared to $7.1 million for the same period in 2005. Summit Mortgage’s loan originations for second quarter 2006 were $67.1 million compared to $83.6 million in second quarter 2005.

Management anticipates Summit’s consolidated second quarter 2006 diluted earnings per share will range approximately between $0.36 and $0.37 per share, compared to the $0.43 per share earned in the prior-year quarter.

ABOUT THE COMPANY

Summit Financial Group, Inc. is a financial holding company with total assets of $1.2 billion. Summit operates fifteen banking locations through its wholly owned subsidiary banks, Summit Community Bank headquartered in Moorefield, West Virginia, and Shenandoah Valley National Bank in Winchester, Virginia. Summit also operates Summit Mortgage, a residential mortgage loan originator located in Virginia and Summit Insurance Services, LLC, in Moorefield, West Virginia.

FORWARD-LOOKING STATEMENTS

This press release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Words such as “expects”, “anticipates”, “believes”, “estimates” and other similar expressions or future or conditional verbs such as “will”, “should”, “would” and “could” are intended to identify such forward-looking statements.

Although we believe the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking laws and regulations; changes in tax laws; the impact of technological advances; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; and changes in the national and local economy. We undertake no obligation to revise these statements following the date of this press release.